Exhibit 10.23
AMENDMENT NO. 2
TO
BURLINGTON RESOURCES INC.
PHANTOM STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS
          The Burlington Resources Inc. Phantom Stock Plan for Non-Employee Directors is hereby amended as follows, effective for Phantom Stock granted on or after January 1, 2006:
          1. Section 1.12 (the definition of “Termination”) is renumbered as Section 1.13, and a new Section 1.12 is added to read as follows:
“1.12 S&P Account means a notional account credited with units in a Standard & Poor’s 500 Composite Stock Price Index fund or in a mutual fund selected by the Management Committee that tracks such index, as provided in Section 4.4.”
          2. The last sentence of Section 4.1 is amended to read as follows:
“A separate Company Stock Account shall be established for each Participant with respect to each Grant Date; provided, however, that all Company Stock Accounts established for a Participant that are to be paid in the same manner, e.g., a lump sum, 5 annual installments or 10 annual installments, may be combined into a single Company Stock Account.”
          3. Section 4.4 is amended to read as follows:
          “4.4 Payment of Accounts. Except as provided below, upon a Participant’s Termination, the Company shall pay to such Participant (or to his or her Beneficiary in case of the Participant’s death) an amount in cash equal to the balance then credited to his or her Company Stock Account(s) as follows:
(a) a lump sum payment; or
(b) in 5 consecutive substantially equal annual installments; or
(c) in 10 consecutive substantially equal annual installments;
whichever form of payment has been elected (or deemed elected) by the Participant. If a Participant has elected to receive the distribution of his or her Account in installments, the Participant may request that the Management Committee reinvest all or a specified percentage of his or her Account as of any date in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant; provided, however, that the Management Committee shall not be obligated to honor any such Participant’s request. Each Interest Account shall accrue interest on the balance credited to such Interest Account from the date of Termination through the date of its distribution. Such interest shall be credited to the Interest Account as of such valuation dates as shall be established by the Management Committee. The Management Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Interest Accounts. Each S&P Account shall be credited with whole and fractional units in a Standard & Poor’s 500 Composite Stock Price Index fund (or by reference to a mutual fund selected by the Management Committee that tracks such index as of the applicable date) and with any notional distributions on such units, which shall be credited as being reinvested in additional units. The Management Committee shall determine, in its sole discretion, the valuation date for valuing each Participant’s Account.
Payment of Accounts shall commence or be made in the January following the year in which the Participant’s Termination occurs. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts.”